Exhibit 10.3

EMPLOYMENT CONTRACT FOR CHIEF EXECUTIVE OFFICER

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is executed on the 28th day of March 2018 by and between Legend Biotech USA Inc. (hereinafter referred to as “Employer” or “Legend Biotech”) with a business address of 860 Centennial Ave, Piscataway, NJ 08854 and Yuan Xu, residing at 403 Country Club Drive, Apt 101, Simi Valley, CA 93065 (hereinafter referred to as “Employee”).

Employer has hired Employee as its Chief Executive Officer, directly reporting to the Chairman of Legend Biotech’s Board of Directors (the “Board”). The purpose of this Agreement is to set forth the terms and conditions of Employee’s employment. Therefore, Employer and Employee agree to the following terms and provisions:

ARTICLE I. TERM OF EMPLOYMENT

Section 1.01 Specified Period

Employer employs Employee and Employee accepts employment with Employer for a period of six (6) years, beginning on March 28, 2018 and terminating on March 27, 2024. However, said specified period may be terminated prior to the end date specified or the end date of any renewal in accordance with the terms identified below.

Section 1.02 Automatic Renewal

This Agreement shall be renewed automatically for succeeding terms of one (1) year unless either party gives notice to the other at least ninety (90) days prior to March 27, 2024 (or March 27 of any succeeding one (1) year renewal term, as applicable).

Section 1.03 “Employment Term” Defined

“Employment Term” refers to the entire period of employment of Employee by Employer, whether for the periods provided above, or whether terminated earlier as hereinafter provided or extended by mutual agreement between Employer and Employee.

ARTICLE II. DUTIES AND OBLIGATIONS OF EMPLOYEE

Section 2.01 General Duties

Employee shall serve as the Chief Executive Officer of Legend Biotech. In her capacity as Chief Executive Officer of Legend Biotech, Employee shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of Employer. As CEO, Employee will have overall strategic and operational responsibility for Legend Biotech. Her duties will include but are not limited to: providing coordination for the senior leadership team; serving as liaison to Legend Biotech’s clients, vendors and partners; working with Legend Biotech’s leadership team to keep them abreast of strategies and challenges; providing leadership to the strategic planning process; implementing new strategic initiatives; managing the annual budget, etc.

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Section 2.02 Employment Authorization

Employee’s employment is contingent upon Employee’s ability to present documentation to establish that Employee is in compliance with the employment authorization provisions of the Immigration Reform and Control Act of 1986. Employee is responsible for obtaining an employment authorization document corresponding to Employee’s current immigration status.

Section 2.03 Place of Performance

Employee’s base office will be in New Jersey, USA. Frequent travel will be required, including but not limited to travel to China and work in China, with total travel time up to 5 months per year, as needed.

Section 2.04 Devotion to Employer’s Business

(a) Employee shall devote her full business time, ability, and attention to the business of Employer during the Employment Term, except as stated in EXHIBIT A attached hereto.

(b) During the Employment Term, Employee shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Board; however, it is agreed and acknowledged that the foregoing prohibitions shall not apply to those businesses or pursuits listed in EXHIBIT A. For the avoidance of doubt, Employee’s other business duties or pursuits relating to for-profit enterprises involved in the same or related industry as the Employer currently include those activities set forth in EXHIBIT A. In the event that information contained or not contained in EXHIBIT A changes, Employee shall have the duty to revise EXHIBIT A so that it remains accurate and up-to-date.

(c) This Agreement shall not prohibit Employee from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this Agreement. However, Employee shall not directly or indirectly acquire, hold, or retain any interest in any business competing with or similar in nature to the business of Employer, except as set forth in EXHIBIT A attached hereto. The foregoing shall not prohibit Employee from owning, as a passive portfolio investment, less than 1 % of the outstanding common stock of any publicly traded company.

Section 2.05 Competitive Activities

The Employee is required to sign the INTELLECTUAL PROPERTY RIGHTS ASSIGNMENT, NON-COMPETITION AND CONFIDENTIALITY AGREEMENT with Legend Biotech (the “Restrictive Covenant Agreement”) attached hereto as EXHIBIT B, the terms of which are incorporate herein.

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ARTICLE III. OBLIGATIONS OF EMPLOYER

Section 3.01 General Description

Employer shall provide Employee with the compensation, incentives, benefits, indemnification and business expense reimbursements specified in this Agreement.

Section 3.02 Office and Staff

Employer shall provide Employee with equipment, office space, and administrative support suitable to Employee’s position and adequate for the performance of her duties.

ARTICLE IV. INTRODUCTORY PERIOD

Section 4.01 Employee will have an introductory period of three (3) months, from March 28, 2018 until June 27th, 2018 (the “Introductory Period”).

ARTICLE V. COMPENSATION OF EMPLOYEE

Section 5.01 Annual Salary

(a) During the Employment Term, Employee shall receive a base salary of $470,000 per year. Employee shall be paid semi-monthly on Employer’s regularly scheduled pay dates. Employee will be eligible for consideration for annual merit-increase.

(b) Employee shall be eligible to earn an annual, year-end performance-based bonus for each calendar year of the Employment Term. Employee’s target-level bonus shall be 55% of Employee’s base salary for the applicable year. The annual bonus is discretionary, and will be based on employee’s performance rating. The bonus accrual for 2018 will be prorated based on days employed and will include the Introductory Period. Each annual bonus will be paid not later than a date which complies with US tax law under IRC Section 409A.

Section 5.02 Stock Option Plan

Employee will participate in Legend Biotech’s stock option plan, which is a performance-based incentive plan. Employee will be granted 4,400,000 option shares of Legend Biotech (among the current total of 200,000,000 shares of Legend Biotech stock outstanding). The grant is subject to Board approval and will be made at the end of the Introductory Period. The purchase price per share will be the Fair Market Value of one share on the grant date (currently is $1.00 per share), with “Fair Market Value” being determined in a manner consistent with the requirements of Section 409A (“Section 409A”) of the US Internal Revenue Code of 1986, as amended (the “IRC”), and the option terms shall otherwise be compliant with the requirements of Section 409A. The option shares will vest in five (5) equal annual installments of up to 880,000 shares per year, on each of the first five (5) anniversaries of the grant date. The option shares will be subject to performance-based vesting criteria to be developed jointly between the Board and Employee, and annual vesting will be determined as follows:

(a) If the performance rating for the applicable annual performance period is A (Exceed Expectations) or S (Substantially Exceed Expectations), 880,000 option shares will vest for that period.

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(b) If the performance rating for the applicable annual performance period is B (Meet Expectations), 720,000 option shares will vest for that period, and the remaining 160,000 option shares will be cancelled.

As long as the Employee remains employed and the performance rating is B, A, or S, the options will continue to vest in accordance with the above-referenced schedule. If the Employee’s performance fails to meet minimum expectations, Employee will be provided notice, in writing of the deficiencies and Employee will have ninety (90) days to cure such deficiencies. At the end of the ninety (90) day cure period, if Employee’s performance has improved to meet minimum expectations (to be decided at the discretion of the Board), Employee’s employment will remain. In such case, Employee’s right to earn and vest in option shares for current and any subsequent annual performance period should not be affected.

In the case of any stock split, the number of option shares covered by the grant will be adjusted equitably to maintain Employee’s percentage ownership of the current total of 200,000,000 outstanding shares. The foregoing shall not apply to shares issued for fair value in arms-length capital raising transactions.

Options will expire 10 years from the date of the grant.

If Employee’s employment is terminated, by Employer or by Employee, for any reason other than Employee’s death or disability, the vested option shares will remain exercisable for 90 days following the date of termination. If such employment is terminated due to Employee’s death or disability, vested option shares will remain exercisable for 12 months after the date of termination.

The options may be subject to other customary terms and conditions, not inconsistent with the terms hereof or with Section 409A. Shares of Legend Biotech acquired by Employee upon exercise shall be fully-vested and non-forfeitable, and shall not be subject to any “call rights” or similar repurchase rights in favor of Legend Biotech or any of its affiliates.

ARTICLE VI. EMPLOYEE BENEFITS

Section 6.01 Company Benefits

Employee is eligible for the following standard Company benefits: health, dental, and vision coverage, as well as subsidized coverage for family members. Employee is also eligible for Accidental Death and Dismemberment, Long Term Disability and Life Insurance coverage. Additionally, Employee will be eligible to participate in Employer’s 401(k) plan.

Section 6.02 Relocation Assistance

A one-time payment of $20,000 will be paid to Employee as a relocation allowance. Also, Employer will provide up to 30 days hotel stay coverage to aid in Employee’s transition.

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ARTICLE VII. BUSINESS EXPENSES

Section 7.01 Employee’s business expenses will be reimbursed in accordance with Employer’s policy, which will be provided to the Employee.

ARTICLE VIII. TERMINATION OF EMPLOYMENT

Section 8.01 Termination during Introductory Period

If Employee’s employment is terminated for any reason during. the Introductory Period, no severance will be paid. The only compensation to be paid will be as outlined in the Restrictive Covenant Agreement attached hereto as EXHIBIT B.

Section 8.02 Termination for Cause

(a) Employer reserves the right to terminate Employee’s employment for “Cause”. Employer shall have “Cause” to terminate Employee only if Employee commits an act of willful and material dishonesty, fraud, or misrepresentation, or other willful and material misconduct, in each case causing demonstrable and material harm to Employer or its affiliates.

(b) If Employer wishes to terminate Employee for “Cause,” Employer will give Employee written notice, which shall state in reasonable details the specific conduct and facts alleged to constitute Cause.

Upon termination for Cause, no severance will be provided and all unvested option shares shall lapse immediately.

Section 8.03 Termination for Performance

If the Employee’s performance fails to meet minimum expectations, Employee will be provided notice, in writing of the deficiencies and Employee will have ninety (90) days to cure such deficiencies.

(a) At the end of the ninety (90) day cure period, if Employee’s performance has not met minimum expectations, Employee’s employment will be terminated. Upon termination for performance, all unvested option shares will be forfeited except that the unvested options for the period between the last vesting date and the performance notice date will be prorated at performance level “B” and be vested immediately. Employee will receive severance equal to twelve (12) months of Employee’s base salary, paid in twelve (12) equal monthly installments immediately following the date of termination.

(b) At the end of the ninety (90) day cure period, if Employee’s performance has improved to meet minimum expectations (to be decided at the discretion of the Board), Employee’s employment will remain. Employee shall remain the right to earn and vest in option shares, as well as annual bonus, at performance level “B” for the applicable annual performance period.

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Section 8.04 Termination without Cause

Employer may terminate Employee’s employment without Cause. If Employee’s employment is terminated by Employer without Cause at any time after the Introductory Period, (i) Employee will receive severance equal to twelve (12) months of Employee’s base salary, paid in twelve (12) equal monthly installments immediately following the date of termination; (ii) option shares which are then eligible to vest at performance level “B” during the 18 month period following the termination date will become immediately vested and exercisable, irrespective of whether performance criteria are otherwise met; and (iii) any remaining unvested option shares will be forfeited.

A termination of Employee’s employment without Cause means any termination which (i) is not a voluntary resignation by Employee, and (ii) fails to meet the conditions of termination “for Cause” as set forth in Section 8.02, and includes the following:

(a) The death of Employee.

(b) Termination of Employee by reason of disability, which shall include any physical or mental disability that prevents Employee from being able to perform her essential job duties under this Agreement, unless reasonable accommodation can be made to allow Employee to continue working. Such a termination shall be effected by Employer giving 30 days written notice of termination to Employee.

(c) If in the opinion of the Board, for any other reason, Employee should no longer occupy the CEO position. Employer will give Employee at least ninety (90) days’ notice of termination without Cause as under this clause (c).

Section 8.05 Employee’s Resignation for Good Reason

If Employee terminates her employment for “Good Reason”, as defined below, Employee will receive severance equal to the severance payout set forth in Section 8.04, and her option shares will vest or expire as set forth in Section 8.04.

Employee shall have “Good Reason” to terminate her employment if, without Employee’s express written consent, one or more of the following occurs: (a) a ten percent (10%) or greater reduction of Employee’s base salary; (b) a failure of the Board to timely approve and grant the option shares as set forth in Section 5.02; (c) a change of Employee’s base office to any location outside the USA; or (d) Employer’s material breach of the terms of this Agreement or any other material written agreement/covenant with Employee related to Employee’s provision of services to Employer. In order for an event to qualify as Good Reason, Employee must not terminate employment with Employer without first providing Employer with written notice of the acts or omissions constituting the grounds for “Good Reason” within three (3) months of her first becoming aware of such grounds. Employer shall have thirty (30) days following such written notice to cure such acts or omissions (the “Cure Period”). If Employer has not cured such acts or omissions by the last day of the Cure Period, Employee’s employment shall be deemed terminated for Good Reason immediately following the Cure Period.

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Section 8.06 Change in Control

For purposes of this Agreement, a “Change in Control” is defined as: (i) Any voluntary or involuntary dissolution of Employer resulting from either a merger or consolidation in which Employer is not the consolidated or surviving corporation; (ii) a transfer or sale of all or substantially all of the assets of Employer; or (iii) any disposition of the equity interests in the Employer to any one Person or to more than one Person acting as a group which acquires more than fifty percent (50%) of either the total fair market value or total voting control of the Employer. In the event of a Change in Control, if the new ownership of Employer decides to terminate and/or not hire Employee under terms substantially similar in all material respects to her employment prior to the Change in Control, then (1) Employee shall receive severance equal to 24 months of base salary, payable in equal monthly installments immediately following the termination date, and (2) all unvested options will become immediately and fully vested and exercisable, irrespective of whether performance criteria are otherwise met. Employer shall require any successor or acquirer in a Change in Control transaction to expressly assume and perform the Employer’s obligations under this Agreement.

Section 8.07 Bonus upon Termination

If, after the Introductory Period, Employee is terminated without Cause or resigns for Good Reason, and at such time Employee has worked for at least six (6) months of the calendar year, a determination regarding the amount of the performance based bonus referenced in Section 5.01 (b) will be established. The Employee will be paid a prorated share of the determined bonus based on the number of months worked in the calendar year, such amount to be paid when annual bonuses are otherwise paid, and in any event no later than a date which complies with US tax law under IRC Section 409A. In addition, if Employee has earned an annual bonus for a preceding calendar year which has not been paid as of the termination date, such bonus shall be paid at the time otherwise due.

Section 8.08 COBRA

Employee shall be entitled to COBRA benefits (for continued health, dental and vision plan coverage) upon termination of employment as provided under applicable law. Upon a termination by Employer without Cause, termination for performance, or a termination by Employee for Good Reason, Employer will pay the applicable premiums (inclusive of premiums for Employee’s dependents for such health, dental, and vision plan coverage as is effect immediately prior to the date of the termination) for such continued health, dental, and vision plan coverage following the date of the termination for up to 12 months (but in no event after such time as Employee is eligible for coverage under a health, dental and vision insurance plan of a subsequent employer or as Employee and Employee’s dependents are no longer eligible for COBRA coverage). Employer shall have no obligation in respect of any premium payments (or any other payments in respect of health, dental, and vision coverage from Employer) following the date of Employee’s coverage by a health, dental, and vision insurance plan of a subsequent employer. Employee shall be required to notify Employer immediately if Employee becomes covered by a health, dental, and vision insurance plan of a subsequent employer. If the termination is due to circumstances described in Sections 8.06, Employer will pay up to 24 months of COBRA coverage.

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Section 8.09 Termination by Employee

Employee may terminate her employment without Good Reason by giving Employer at least ninety (90) days’ notice in advance. In such event, Employee shall not receive severance, and all unvested options shall be cancelled.

ARTICLE IX. GENERAL PROVISIONS

Section 9.01 Notices

Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery, electronic mail, or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may change that address by written notice in accordance with this Section. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of the date of mailing.

Section 9.02 Arbitration

The parties agree to execute the Arbitration Agreement attached here to as EXHIBIT C, the terms of which are incorporated herein.

Section 9.03 Attorneys’ Fees and Costs

If any legal action is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fee, costs, and necessary disbursements in addition to any other relief to which the prevailing party may be entitled. This provision shall be construed as applicable to the entire Agreement, including the Restrictive Covenant Agreement and any dispute involving the option shares. A prevailing party shall be defined as the party who is entitled to affirmative relief, recovers at least fifty (50%) of any money requested, or owes no affirmative relief/action which was requested by the moving party.

Section 9.04 Entire Agreement

(a) This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Employee by Employer, and, together with the Restrictive Covenant Agreement, contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever.

(b) Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, other than those set forth herein, have been made by any party, or anyone acting on behalf of any party, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

Section 9.05 Modifications

Any modification of this Agreement will be effective only if it is in writing and signed by all the parties to this Agreement.

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Section 9.06 Copies

This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photostatic, facsimile and email copies of such signed counterparts may be used in lieu of the originals for any purpose.

Section 9.07 Effect of Waiver

The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

Section 9.08 Partial Invalidity

If any provision in this Agreement is held by a court or arbitrator of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way. This Agreement was negotiated at arms-length and shall not be construed against its drafter as each party participated equally in its drafting.

Section 9.09 Law Governing Agreement

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

Section 9.10 Sums due Deceased Employee

If Employee dies prior to the expiration of the term of her employment, any sums that may be due her from Employer under this Agreement as of the date of death shall be paid to Employee’s executors, administrators, heirs, personal representatives, successors, and assigns.

Section 9.11 Section Titles

The heading and subheadings herein are inserted as a matter of convenience only and do not define, control or limit the scope of this Agreement or the intent or the provisions thereof.

Section 9.12 Warranty of Capacity to Execute Agreement

Employer and Employee represent and warrant that they have the mental capacity to understand the terms and conditions of this Agreement.

Section 9.13 Compliance with Section 409A and Section 280G

(i) General. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A, Section 280G and Section 4999 of the IRC and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In the event of a Change in Control or similar

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transaction involving Employer or any its affiliates which could cause any portion of the compensation (including compensation attributable to option shares) or benefits provided to Employee hereunder to be subject to the excise tax imposed under Section 4999 of the IRC, Employer shall take, upon mutual agreement, reasonable and necessary actions to help minimize the risk of such taxes being imposed.

(ii) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Employee’s termination of employment shall be payable only upon Employee’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

(iii) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Employee is deemed by Employer at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s Separation from Service with Employer or (ii) the date of Employee’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Employee (or Employee’s estate or beneficiaries), and any remaining payments due to Employee under this Agreement shall be paid as otherwise provided herein.

(iv) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Employee shall be paid to Employee no later than December 31 of the year following the year in which the expense was incurred; provided, that Employee submits Employee’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Employee’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v) Installments. Employee’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Employer’s payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

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THE PARTIES ACKNOWLEDGE THAT EACH HAS READ THIS AGREEMENT IN ITS ENTIRETY, UNDERSTAND ALL OF THE TERMS AND FREELY, VOLUNTARILY AND KNOWINGLY, WITHOUT DURESS OR COERCION, CONSENT TO ALL THE TERMS AND CONDITIONS CONTAINED THEREIN.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date set forth herein.

EMPLOYEE	EMPLOYER

/s/ Yuan Xu	/s/ Frank Zhang
Yuan Xu	Frank Zhang

March 23, 2018	Chairman of the Executive Board Legend Biotech

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EXHIBIT A TO EMPLOYMENT AGREEMENT

Employee’s other business duties or pursuits relating to for-profit enterprises involved in the same or related industry as the Employer:

1.

2.

3.

4.

5.

6.

7.

8.

9.

10.

None

/s/ Yuan Xu

March 23, 2018

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EXHIBIT B TO EMPLOYMENT AGREEMENT

INTELLECTUAL PROPERTY RIGHTS ASSIGNMENT,

NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

As a condition of my employment with Legend Biotech (the “Company”) pursuant to my employment agreement with the Company dated March 28, 2018 (the “Employment Agreement”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following provisions of this Intellectual Property Rights Assignment, Non-Competition and Confidentiality Agreement (this “Agreement”):

1. Confidential Information

1.1 Legend Biotech Confidential Information. “Legend Biotech Confidential Information” means any non-public information that relates to the actual or anticipated business, research or development of the Company, its subsidiaries and affiliates (collectively the “Legend Biotech Group”), or that relates to the Legend Biotech Group’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Legend Biotech Group’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Legend Biotech Group on which I called or with which I may become acquainted during the term of my employment), software, developments, inventions, ideas, processes, formulas, technologies, designs, drawings, engineering, specifications, information regarding routes of synthesis, patent analyses relating to products, test results, reports, studies, analyses, hardware configuration information, marketing, distribution and sales, finances, projects, strategies, opportunities, and all other information which if disclosed would materially adversely affect the Legend Biotech Group or would aid or benefit its competitors; provided, however, Legend Biotech Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of mine or of others.

1.2 Use of Legend Biotech Confidential Information. I agree that during and after my employment with the Company, I shall use the Legend Biotech Confidential Information for the sole and exclusive benefit of the Legend Biotech Group. I agree not to otherwise use or exploit the Legend Biotech Confidential Information without the Company’s prior written consent, which consent may be withheld in the Company’s sole and absolute discretion.

1.3 Confidentiality. During and after my employment with the Company, I agree to hold in the strictest confidence, and will not, either directly or indirectly, disclose any Legend Biotech Confidential Information to any third party except as may be authorized by the Company in writing. I understand that the absence of any marking or legend indicating that any particular information disclosed by the Legend Biotech Group is to be treated as confidential shall not limit or diminish my obligation to treat such information as confidential information. I understand that my unauthorized use or disclosure of Legend Biotech Confidential Information during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company. I understand that nothing in this Agreement is intended to limit my rights to discuss the terms, wages, and working conditions of my employment, as protected by applicable law.

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1.4 Former Employer Information. I agree that during my employment with the Company, I will not improperly use, disclose, or induce the Legend Biotech Group to use any proprietary information or trade secrets of any former or concurrent employer or other person or entity. I further agree that I will not bring onto the premises of the Legend Biotech Group or transfer onto the Legend Biotech Group’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such employer, person, or entity unless consented to in writing by both the Company and such employer, person, or entity.

1.5 Third Party Information. I recognize that the Legend Biotech Group may have received and in the future may receive from third parties associated with the Legend Biotech Group, e.g., the Legend Biotech Group’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”). By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Legend Biotech Group and such Associated Third Parties. I agree at all times during my employment with the Company and thereafter to hold in the strictest confidence, and not to use or, directly or indirectly, to disclose to any third party, any Associated Third Party Confidential Information, except as necessary in carrying out my work for the Legend Biotech Group consistent with the Legend Biotech Group’s agreement with such Associated Third Parties. I further agree to comply with any and all of the Legend Biotech Group’s policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information. I understand that my unauthorized use or disclosure of Associated Third Party Confidential Information or violation of any Legend Biotech Group’s policies during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company.

2. Inventions

2.1 Inventions Retained and Licensed. I have attached hereto as Exhibit A, a list describing all inventions, patents, discoveries, original works of authorship, developments, improvements, and trade secrets that were conceived in whole or in part by me prior to my employment with the Company (“Prior Inventions”), which belong solely to me or belong to me jointly with others, and which relate to the Company’s proposed business, products, or research and development; or, if no such list is attached, I represent and warrant that there are no such Prior Inventions. Furthermore, I represent and warrant that if any Prior Inventions are included on Exhibit A, they will not materially affect my ability to perform all obligations under this Agreement. If, in the course of my employment with the Company, I incorporate into or use in connection with any product, process, service, technology, or other work by or on behalf of the Company any Prior Inventions, I hereby grant to the Legend Biotech Group a non-exclusive, royalty-free, fully paid-up, irrevocable, perpetual, transferable, worldwide license, with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions without restriction, including, without limitation, as part of or in

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connection with such product, process, service, technology, or other work, and to practice any method related thereto. I agree not to incorporate or use of any Prior Inventions without written consent of the Company. I further represent and warrant that the incorporation and use of any Prior Inventions will not infringe upon any party or person’s rights or interests in the Prior Inventions, including but not limited to their intellectual property rights. Moreover, I agree to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from my incorporation or use of any Prior Inventions, as well as any reasonable attorneys’ fees and costs.

2.2 Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and agree to assign and hereby do irrevocably assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, or trade secrets, whether or not patentable or registrable under patent, copyright, or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (including during my off-duty hours), or with the use of Company’s equipment, supplies, facilities, resources, or Legend Biotech Confidential Information (collectively referred to as “Inventions”). I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Inventions.

2.3 Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any right to identification of authorship or limitation on subsequent modification that I may have in the assigned Inventions.

2.4 Maintenance of Records. I agree to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. The records are and will be available to and remain the sole property of the Company at all times.

2.5 Further Assurances. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper

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or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such Inventions and any rights relating thereto, and testifying in a suit or other proceeding relating to such inventions and any rights relating thereto. I further agree that my obligations under this Section 2.5 shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature with respect to any Inventions, including, without limitation, to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering such Inventions, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead, to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions with the same legal force and effect as if executed by me.

3. Conflicting Employment

3.1 Current Obligations. I agree that during the term of my employment with the Company, I will not engage in or undertake any other employment, occupation, consulting relationship, or commitment that is directly related to the business in which the Company is now involved or becomes involved or has plans to become involved, nor will I engage in any other activities that conflict with my obligations to the Company.

3.2 Prior Relationships. Without limiting Section 3.1, I represent that I have no other agreements, relationships, or commitments to any other person or entity that conflict with my obligations to the Company under this Agreement or my ability to become employed and perform the services for which I am being hired by the Company. I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices, and documents), I have returned all property and confidential information belonging to all prior employers. Moreover, I agree to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from my breach of my obligations under any agreement to which I am a party or obligation to which I am bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action, except as prohibited by law.

4. Non-Competition

4.1 I agree that, during the term of my employment with the Company, and for a period of twelve (12) months immediately following the termination of my employment for any reason, I will not, without the prior written consent of the Company, serve as a partner, member, owner, employee, consultant, officer, director, manager, agent, associate, investor or otherwise for any company whose work involves CAR-T Drug Discovery and Cell therapy: provided, however, that if my employment is terminated during the Introductory Period (as defined in the Employment Agreement), (a) such twelve (12) month non-compete requirement shall not apply, and (b) the Company may, in its discretion, require me to refrain from competition for period of three (3) months following termination, by continuing to pay me 60% of my regular base salary, as defined in Section 5.01 of the Employment Agreement, for a period of three (3) months.

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4.2 I acknowledge that I will have access to Legend Biotech Confidential Information during my employment to enable me to optimize the performance of my duties for the Company. I further acknowledge that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to disclose nor to use the Legend Biotech Confidential Information other than for the exclusive and sole benefit of the Legend Biotech Group and my obligation not to compete contained in Section 4.1 above, is necessary, reasonable, and required to protect the Legend Biotech Confidential Information and, consequently, to preserve and protect the value, interest, and goodwill of the Company. I further acknowledge the time, geographic and scope limitations of my obligations under Section 4.1 above are reasonable, especially in light of the Company’s legitimate interest to protect Legend Biotech Confidential Information, and that I will not be precluded from gainful employment if l am obligated not to compete with the Company during the period and within the Territory as described above. I further agree that the salary and compensation I receive during my employment with the Company reasonably and adequately compensate my obligation under Section 4, and such obligation under Section 4 will not impose undue burden on me.

4.3 I acknowledge and agree that monetary damages would be an insufficient remedy for any violation or breach of the non-compete obligation under Section 4 and any such violation or breach will cause irreparable harm to the Company, its subsidiaries and affiliates. I agree that the Company, on its own behalf or on behalf of its affiliates or subsidiaries, shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of the covenants set forth in Section 4, but shall be in addition to all remedies available at law or in equity to the Company, including, without limitation, the recovery of damages from me.

4.4 Compensation for Non-Competition; Termination Certificate

(a) Following my termination of employment, unless my employment is terminated during the Introductory Period, I agree that I will sign and execute the Termination Certification attached as Exhibit B. If l am leaving to accept a new position, and if the Company reasonably determines that the new position (as described in the Termination Certification) is in competition with the Company within the meaning of Section 4.1, I agree to not accept the new position within the 12- month non-compete period.

(b) If my employment was terminated (i) by the Company for Cause, or (ii) by me without Good Reason, then in consideration for my non-competition obligation, the Company will pay me an amount equal to seven (7) months’ base salary, based on my base salary for the twelve (12) month period immediately preceding my termination date (the “Compensation”). The Compensation will be paid in equal monthly installments over the twelve-month period immediately following my employment termination date; provided, however, that the Company may thereafter, in its discretion, waive the non-competition obligation by providing me with one-month’s advance notice in writing, and following such notice the Company shall no longer be obligated to pay me the Compensation, and I shall no longer be subject to the non-competition obligation. If my

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employment was terminated by the Company for Performance, terminated without Cause, terminated due to Change in Control, or if I resigned for Good Reason, in each case as defined in the Employment Agreement, I will be paid severance as provided in the Employment Agreement, and will not be entitled to the Compensation outlined above, and will still be required to comply with the non-competition obligation set forth in Section 4.1.

(c) I agree that if I fail to execute and deliver the Termination Certification required under Section 4.4(a), my right to the Compensation shall be deemed waived, but such waiver shall not release or diminish my non-competition obligation under Section 4.1 of this Agreement.

5. Returning Company Documents and Property

Upon termination of or resignation from employment with the Company, or on demand by the Company during my employment, I shall immediately deliver to the Company, and shall not keep in my possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Legend Biotech Confidential Information, Associated Third Party Confidential Information, as well as all devices and equipment belonging to the Company, its subsidiaries and affiliates (including computers, handheld electronic devices, telephone equipment, and other electronic devices), credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any and all of the aforementioned items that were developed by me pursuant to my employment with the Company, obtained by me in connection with my employment with the Company, or otherwise belonging to the Company, its subsidiaries or affiliates. I also consent to an exit interview to confirm my compliance with this Section 5.

6. Home or Business Address

I agree to keep the Company advised of my home and business address for a period of three (3) years after termination of my employment with the Company, so that the Company can contact me regarding my continuing obligations provided by this Agreement.

7. Notification of New Employer

In the event that I leave the employment of the Company, I hereby grant consent to notification by the Company to my new employer about my obligations under this Agreement.

8. Non-solicitation of Employees

I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether voluntary or involuntary, with or without cause, I shall not either directly or indirectly solicit any of the Company’s employees to leave their employment, or attempt to solicit employees of the Company, either for myself or for any other person or entity. I agree that nothing in this Section 8 shall affect my continuing obligations under this Agreement during and after this twelve (12) month period, including, without limitation, my obligations under Section 1.

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9. Conflict of Interest Guidelines

I agree to diligently adhere to all policies of the Company, including the Company’s insider’s trading policies and the Company’s Conflict of Interest Guidelines. A copy of the Company’s current Conflict of Interest Guidelines is attached as Exhibit C hereto, but I understand that these Conflict of Interest Guidelines may be revised from time to time during my employment.

10. Representations

I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement prior to my employment by the Company in which I am a party. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict with this Agreement.

11. Audit

I acknowledge that I have no reasonable expectation of privacy in any computer, technology system, email, handheld device, telephone, or documents that are used to conduct the business of the Company. As such, the Company has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion. I understand that I am not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company’s technology systems, including, without limitation, open source or free software not authorized by the Company, and that I shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or websites. I understand that it is my responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone, and technology systems to which I will have access in connection with my employment.

12. Voluntary Nature of Agreement

I ACKNOWLEDGE AND AGREE THAT I VOLUNTARILY ENTER INTO THIS AGREEMENT WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND THAT I COMPLETELY UNDERSTAND THE TERMS, CONSEQUENCES, AND BINDING EFFECT OF THIS AGREEMENT. I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.

General Provisions.

12.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of New Jersey without giving effect to any choice-of-law rules or principles that may result in the application of the laws of any jurisdiction other than New Jersey. I hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in New Jersey for any lawsuit filed against me by the Company.

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12.2 Entire Agreement. This Agreement, together with the Exhibits herein and any executed written offer letter between me and the Company, to the extent such materials are not in conflict with this Agreement, sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us, including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the chairman of the Board and me.

12.3 Severability. If one or more of the provisions in this Agreement are deemed void by law, the remaining provisions will continue in full force and effect.

12.4 Successors and Assigns. This Agreement will be binding upon my heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its subsidiaries and affiliates, and their successors and assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated herein. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of the Company’s relevant assets, whether by merger, consolidation, sale of assets or stock, or otherwise.

12.5 Waiver. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach. Any waiver must be in writing.

12.6 Survivorship. The rights and obligations of the parties to this Agreement will survive termination of my employment with the Company.

12.7 Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.

Employee:	Legend Biotech:

/s/ Yuan Xu	/s/ Frank Zhang
March 23, 2018
Signature	Signature

Yuan Xu	FRANK ZHANG
Name of Employee (typed or printed)	Name (typed or printed) and Title

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Exhibit A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Identifying Number or Brief

Title	Date	Description

None

__No inventions or improvements__ Additional Sheets Attached

Signature of Employee: /s/ Yuan Xu

Print Name of Employee: Yuan Xu

Date: March 23, 2018

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Exhibit B

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, Legend Biotech Confidential Information as defined in Section 1.1 of the Intellectual Property Rights Assignment, Non-Competition and Confidentiality Agreement (the “Agreement”) and the Company Documents and Property as set forth in Section 5 of the Agreement, any other documents or property, or reproductions of any and all aforementioned items belonging to Legend Biotech USA Incorporated, its subsidiaries, affiliates, their successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others), as covered by the Agreement.

I further agree that, in compliance with the Agreement, I will preserve as confidential all Legend Biotech Confidential Information and Associated Third Party Confidential Information, including trade secrets, confidential knowledge, data, or other proprietary information relating to products, services, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information, or other subject matter pertaining to any business of the Company, its subsidiaries, affiliates, or any of its employees, clients, consultants, or licensees.

I further agree that, in compliance with the non-competition provisions under Section 4 of the Agreement and within twelve (12) months from the termination date, I will not directly or indirect compete with the Company within the scope and territory set forth in Section 4 of the Agreement.

I also agree that for twelve (12) months from this date, I will not either directly or indirectly solicit any of the Company’s employees (i) to leave their employment, or (ii) to enter into an employment, consulting, contractor, or other relationship with any other person, firm, business entity, or organization (including with myself). I agree that nothing in this paragraph shall affect my continuing obligations under the Agreement during and after this twelve (12) month period, including, without limitation, my obligations under Section 1 thereof.

After leaving the Company’s employment, I will be employed by in the position of:

Date:	Signature of employee:

Print name:

Address for Notifications:

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Exhibit C

CONFLICT OF INTEREST GUIDELINES

It is the policy of Legend Biotech USA Incorporated to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees, and independent contractors must avoid activities that are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations that must be avoided:

1.

Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Intellectual Property Rights Assignment, Non-Competition and Confidentiality Agreement elaborate on this principle and is a binding agreement.)

2.	Accepting or offering substantial gifts, excessive entertainment, favors, or payments that may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3.	Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4.	Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5.	Initiating or approving any form of personal or social harassment of employees.

6.

Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7.	Borrowing from or lending to employees, customers, or suppliers.

8.	Acquiring real estate of interest to the Company.

9.

Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10.	Unlawfully discussing prices, costs, customers, sales, or markets with competing companies or their employees.

11.	Making any unlawful agreement with distributors with respect to prices.

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12.	Improperly using or authorizing the use of any inventions that are the subject of patent claims of any other person or entity.

13.	Engaging in any conduct that is not in the best interest of the Company.

Each officer, employee, and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

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EXHIBIT C TO EMPLOYMENT AGREEMENT

ARBITRATION AGREEMENT

This Arbitration Agreement (“Agreement”) is entered into by and between Legend Biotech USA Inc., (the “Employer”), and Yuan Xu (the “Employee”) (the Employer and the Employee are collectively referred to herein as the “Parties”) as of March 28, 2018 (the “Effective Date”).

In consideration of the Employee’s continued employment by the Employer, which the Employee acknowledges to be for good and valuable consideration for her obligations hereunder, Employer and the Employee hereby agree as follows:

Both Parties recognize that differences may arise between them. The Parties mutually consent to the resolution by arbitration of any and all claims/controversies/disputes arising out of this Agreement or the Employee’s employment with Employer, including, but not limited to, any and all claims by the Employee against Employer (including, but not limited to, harassment, discrimination, whistleblower, wage and hour claims, and leave issues), and any and all claims by Employer against the Employee.

Both Parties understand that federal, state and administrative avenues to resolve disputes/claims exist. Both parties are waiving their right to pursue those avenues, specifically, both Parties are waiving their right to a jury trial. This waiver is made voluntarily, knowingly and free from duress or coercion. The Parties understand that any other avenues/forums/jurisdictions/remedies are forever precluded and regardless of the nature of the claim/dispute, the Parties understand that any claim/controversy/dispute can only be resolved through arbitration.

There will be a single arbitrator to be selected and agreed upon by the Parties. The arbitration shall be in accordance with the then current rules of the AAA (American Arbitration Association). The arbitration will take place in Piscataway, New Jersey.

The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of New Jersey. The Arbitrator, and not a federal, state or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formulation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is void.

The arbitration shall be final and binding upon the Parties.

Except as provided in the Employment Agreement between the Parties dated March 28, 2018, each party shall bear its own costs and fees (including, but not limited to, attorneys’ fees) for the arbitration unless same are awarded by the arbitrator. Further, the parties shall equally share/be responsible for the costs and fees of the arbitration and arbitrator unless same are awarded by the arbitrator.

Employee and Employer represent and warrant that they have the mental capacity to understand the terms and conditions of this Agreement.

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THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS AGREEMENT IN ITS ENTIRETY, UNDERSTAND ALL OF THE TERMS AND FREELY, VOLUNTARILY AND KNOWINGLY, WITHOUT DURESS OR COERCION, CONSENT TO ALL THE TERMS AND CONDITIONS CONTAINED THEREIN.

EMPLOYEE	EMPLOYER

/s/ Yuan Xu	/s/ Frank Zhang
Yuan Xu	Frank Zhang

March 23, 2018	Chairman of the Executive Board Legend Biotech

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